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Exhibit 10(b)




_____ __, 199_




TO:   [NAME]

In accordance with the Corporation's Directors Stock Plan, on ______ __, 199_, you were granted options to purchase ____ shares of the Corporation's Common Stock at a price of $____ per share, on the terms and conditions set forth in the attached Stock Option Terms and Conditions, which comprise a part of this Stock Option Agreement.

Please confirm your acceptance of these grants, including the attached Stock Option Terms and Conditions, by signing one copy of this Stock Option Agreement at the place indicated and returning it to the Corporation's Office of the Secretary in the enclosed return envelope.



MERITOR AUTOMOTIVE, INC.



By:________________________
   David W. Greenfield
   Senior Vice President,
   General Counsel and Secretary


ACCEPTED AND AGREED TO:


___________________________


Date: ______________, 199_
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                            MERITOR AUTOMOTIVE, INC.
                              DIRECTORS STOCK PLAN
                             STOCK OPTION AGREEMENT
                        STOCK OPTION TERMS AND CONDITIONS


1.    Definitions

      As used in these Stock Option Terms and Conditions, the following words and phrases shall have the respective meanings ascribed to them below unless the context in which any of them is used clearly indicates a contrary meaning:

             (A) APPROVED OPTION EXERCISE FORM: An exercise form in the form of Attachment 1, or any other form subsequently adopted by First Chicago and approved by the Secretary of Meritor.

             (B) COMMITTEE: The Compensation and Management Development Committee of the Board of Directors of Meritor.

             (C) DIRECTOR: A member of the Board of Directors of Meritor.

             (D) FIRST CHICAGO: First Chicago Trust Company of New York, as administrator of Meritor's stock option program.

             (E) MERITOR: Meritor Automotive, Inc., a Delaware corporation.

             (F) OPTIONS: The stock option or stock options listed in the first paragraph of the letter dated as of _____ __, 199_, to which these Stock Option Terms and Conditions are attached and which together with these Stock Option Terms and Conditions constitutes the Stock Option Agreement.

             (G) OPTION SHARES: The shares of Meritor Common Stock issuable or transferable on exercise of the Options.

             (H) PLAN: Meritor's Directors Stock Plan, as it may be amended and in effect at the relevant time.

             (I) SHARES: Shares of Meritor Common Stock.

             (J) STOCK OPTION AGREEMENT: These Stock Option Terms and Conditions together with the letter dated as of _____ __, 199_ to which they are attached.

             (K) STOCK OPTION EXERCISE GUIDE: The First Chicago Stock Option Exercise Guide (Attachment 2 to these Stock Option Terms and Conditions).


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2.    When Options May be Exercised

      The Options may be exercised, in whole or in part (but only for a whole number of shares) and at one time or from time to time, as to one-third of the aggregate Option Shares during the period beginning on _____ __, ____ and ending on _____ __, ____, as to an additional one-third of the aggregate Option Shares during the period beginning on _____ __, ____ and ending on _____ __, ____ and as to the balance of the Option Shares during the period beginning on _____ __, ____ and ending on _____ __, ____, and only during those periods;

provided, that:

             (i) if you die while a Director, your estate, any person who acquires the Options by bequest or inheritance or any person to whom you have transferred the Options during your lifetime as permitted by section 4, may exercise all the Options not theretofore exercised within (and only within) the period beginning on your date of death (even if you die before you have become entitled to exercise all or any part of the Options) and ending three years thereafter;

             (ii) if you retire from service as a Director after reaching age 72 and having served at least three years as a Director, you (or if you die after your retirement date, your estate or any person who acquires the Options by bequest or inheritance) or any person to whom you have transferred the Options during your lifetime as permitted by section 4 may thereafter exercise the Options not theretofore exercised within (and only within) the period beginning on your retirement date (even if you retire before you have become entitled to exercise all or any part of the Options) and ending five years after your retirement date;

             (iii) if your service as a Director terminates as a result of your disability or as a result of your resignation for reasons of the antitrust laws, compliance with Meritor's conflict of interest policies or other circumstances that the Committee may determine as serving the best interests of Meritor, you (or if you die after termination of your service as a Director, your estate or any person who acquires the Options by bequest or inheritance) or any person to whom you have transferred the Options during your lifetime as permitted by section 4, may thereafter exercise the Options not theretofore exercised that are exercisable on the date your service as a Director terminates within (and only within) such period, if any, after your termination date as the Committee may determine by action taken not more than 60 days after your termination date, which period shall in no event end more than five years after your termination date;

             (iv) if your service as a Director terminates for any other reason, all unexercised Options shall terminate forthwith on the date of termination of your service as a Director and shall not be exercised thereafter;


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      provided, that in no event shall the provisions of the foregoing subparagraphs (i), (ii) and (iii) extend to a date subsequent to the expiration date of the applicable exercise period provided in this section 2 (_____ __, ____); and

      provided further, that, notwithstanding any other provision of the Stock Option Agreement, if a Change of Control (as defined in the Plan) shall occur, then unless prior to the occurrence thereof the Board of Directors shall determine otherwise by vote of at least two-thirds of its members, all remaining Options shall forthwith become fully exercisable, whether or not otherwise then exercisable, and remain exercisable until the expiration date of the applicable exercise period provided in this section 2.

3.    Exercise Procedure

      (A) To exercise all or any part of the Options, you (or after your death, your estate or any person who has acquired the Options by bequest or inheritance), or any person to whom you have transferred the Options during your lifetime as permitted by section 4, must (i) deliver to First Chicago a notice of exercise on an Approved Option Exercise Form properly completed, dated and signed by you (or after your death, by the person entitled to exercise the Options), or instruct First Chicago with respect to the exercise by means of its integrated voice response system, as described in the Stock Option Exercise Guide; and in the case of an exercise of the Options by any person other than you seeking to exercise the Options, such documents as First Chicago shall require to establish to its satisfaction that the person seeking to exercise the Options is entitled to do so. Each such exercise shall be subject to the terms, conditions and procedures specified in the Stock Option Exercise Guide.

      (B) A notice of exercise or instructions with respect to exercise of Options, when given pursuant to subsection (A) and received by First Chicago, whether or not full payment of the exercise price for the Option Shares has been received by First Chicago and whether any Approved Option Exercise Form is dated on or prior to the date of receipt by First Chicago or a later date, shall constitute a binding contractual obligation by you (or the other person entitled to exercise the Options) to proceed with and complete that exercise of the Options (but only so long as you continue, or the other person entitled to exercise the Options continues, to be entitled to exercise the Options on that date). By your acceptance of this Stock Option Agreement, you agree (for yourself and on behalf of any other person who becomes entitled to exercise the Options) to deliver or cause to be delivered to First Chicago any balance of the exercise price for the Option Shares to be purchased upon the exercise that is required to pay in full the exercise price for those Option Shares, in accordance with the terms of the Stock Option Exercise Guide; and you (for yourself and on behalf of any other person who becomes entitled to exercise the Options) authorize Meritor, and First Chicago on behalf of Meritor, forthwith to set off against any amounts due or which may become due you (or the person entitled to exercise the Options) any balance of the exercise price for those Option Shares that has not been so paid.


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4.    Transferability

      The Options are not transferable by you otherwise than: (A) by will or by the laws of descent and distribution; or (B) by gift to a member of your immediate family, to a trust for the benefit of one or more members of your immediate family or to a family charitable trust established by you or a member of your family; provided, however, that no transfer pursuant to this clause (B) shall be effective unless you have notified First Chicago and the Corporation's Office of the Secretary in writing, specifying the Option or Options transferred, the date of the gift and the name and Social Security or other Taxpayer Identification Number of the transferee. During your lifetime, only you are entitled to exercise the Options unless you have transferred any Option in accordance with this paragraph to a member of your immediate family, a trust for the benefit of one or more members of your immediate family, or a family charitable trust established by you or a member of your family, in which case only that transferee (or the legal representative of the estate or the heirs or legatees of that transferee) shall be entitled to exercise that Option. For purposes of this paragraph, your "immediate family" shall mean your spouse and natural, adopted or step children and grandchildren.

5.    Withholding

      Meritor, and First Chicago on behalf of Meritor, shall have the right, in connection with the exercise of the Options in whole or in part, to deduct from any payment to be made by Meritor, or First Chicago on behalf of Meritor, under the Plan an amount sufficient to provide for any taxes required to be withheld by law with respect to such exercise or to require you (or any other person entitled to exercise the Options) to pay to it an amount sufficient to provide for any such taxes so required to be withheld. By your acceptance of this Stock Option Agreement, you agree (for yourself and on behalf of any other person who becomes entitled to exercise the Options) that if Meritor elects to require you (or such other person) to remit an amount sufficient to pay such withholding taxes, you (or such other person) must remit that amount within ten business days after the date of the statement for such amount rendered by Meritor or First Chicago, failing which Meritor and First Chicago shall have the right, and you (for yourself and on behalf of any other person who becomes entitled to exercise the Options) authorize Meritor and First Chicago forthwith, to set off against any amounts due or which may become due you (or the other person entitled to exercise the Options) any balance of the amount sufficient to provide for such taxes.

6.    Federal Securities Law Compliance

      Meritor shall have the right, in connection with the exercise of the Options in whole or in part, to require that you (or any other person entitled to exercise the Options), as a condition to any exercise of the Options, deliver a written representation that the shares to be delivered upon such exercise are being acquired for investment and not with


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a view to their resale in a distribution within the meaning of the Securities
Act of 1933, as amended, if the shares to be delivered have not been registered under that Act.

7.    Headings

      The section headings contained in these Stock Option Terms and Conditions are solely for the purpose of reference, are not part of the agreement of the parties and shall in no way affect the meaning or interpretation of this Stock Option Agreement.

8.    References

      All references in these Stock Option Terms and Conditions to sections, paragraphs, subparagraphs or clauses shall be deemed to be references to sections, paragraphs, subparagraphs and clauses of these Stock Option Terms and Conditions unless otherwise specifically provided.

9.    Applicable Laws and Regulations; Conflicts with the Plan

      This Stock Option Agreement and Meritor's obligation to issue Option Shares hereunder are subject to the terms and conditions of the Plan and all applicable laws and regulations. In the event of a conflict between the terms of this Stock Option Agreement and the terms of the Plan, the terms of the Plan shall govern.


Attachment 1 - Exercise Form
Attachment 2 - First Chicago Stock Option Exercise Guide


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